Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
The Blueshirt Group
415-489-2198

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Third Quarter Fiscal Year 2016

Revenues Up 59% Over Last Year

LONGMONT, COLORADO, FEBRUARY 4, 2016 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced financial and operating results for the third quarter ended December 31, 2015.

Total revenue for the quarter was $1.3 million, a 59% increase compared with $0.8 million in the same quarter last year. Net loss for the second quarter was $1.4 million, or $0.03 per common share. This compares to a net loss of $1.4 million, or $0.03 per common share for the same period last year. In the comparable quarter last year, the company received cost reimbursements under a grant from the Department of Energy of $557,000.  As of December 31, 2015, cash was $8.7 million.

“We are pleased with our third quarter results and the momentum we have been building throughout fiscal year 2016,” said Joe Mitchell, President and Chief Executive Officer. “Our focus remains on executing our commercial strategy and I continue to be encouraged by the growing interest level for our products around the globe. We have a very exciting future ahead of us as we continue to leverage our leading technology portfolio and create new partnerships to drive towards profitable growth and create value for our shareholders."

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended December 31, 2015. To attend the conference call, please dial 1-888-241-0326 approximately 10 minutes before the conference is scheduled to begin and provide the passcode “31787165” to access the call. International callers should dial 1-647-427-3411. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

the playback call 1-855-859-2056 and enter replay code “31787165#.” International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, the growing interest level for our products and our ability to leverage our technology and successfully create new partnerships.  Important factors that could cause actual results to differ from those contained in the forward-looking statements include the timing and quantity at which we sell products under our long-term supply agreement with ITL, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Revenue:
Product sales	$1,124,725	$594,808	$3,374,057	$2,264,123
Contract services	202,447	240,827	428,454	707,839
	1,327,172	835,635	3,802,511	2,971,962
Operating costs and expenses:
Costs of product sales	666,913	369,769	2,533,674	1,323,078
Costs of contract services	194,976	291,701	355,803	667,802
Research and development	774,525	40,183	2,775,400	217,388
Production engineering	-	934,239	-	3,227,240
Reimbursement of costs under DOE grant	-	(557,327)	-	(1,812,670)
Selling, general and administrative	1,073,147	1,133,787	4,173,735	4,034,031
	2,709,561	2,212,352	9,838,612	7,656,869

Loss before other income	(1,382,389)	(1,376,717)	(6,036,101)	(4,684,907)

Other income:
Interest income	743	4,935	4,240	12,124
Other	7,512	317	24,429	567
	8,255	5,252	28,669	12,691

Net loss	$(1,374,134)	$(1,371,465)	$(6,007,432)	$(4,672,216)

Net loss per common share - basic and
diluted	$(0.03)	$(0.03)	$(0.14)	$(0.12)

Weighted average number of shares of common
stock outstanding - basic and diluted	45,698,273	39,999,984	42,001,299	39,921,424

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

	December 31, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$8,688,668	$6,585,703
Accounts receivable	663,041	522,417
Other receivable	-	855,000
Costs and estimated earnings in excess of billings on uncompleted
contracts	29,917	49,917
Inventories	3,102,678	9,354,053
Prepaid expenses and other current assets	298,893	266,448
Total current assets	12,783,197	17,633,538

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,094,627	7,037,200
	13,294,258	13,236,831
Less accumulated depreciation	(7,123,982)	(6,410,242)
Net property and equipment	6,170,276	6,826,589

Patent costs, net of accumulated amortization of $904,415 and $895,227,
respectively	259,617	239,043

Trademark costs, net of accumulated amortization of $76,107 and $73,018,
respectively	99,733	102,823

Noncurrent inventories	5,899,487	-

Total assets	$25,212,310	$24,801,993

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$394,967	$398,568
Other current liabilities	1,864,557	1,544,971
Billings in excess of costs and estimated earnings on uncompleted
contracts	60,266	84,444
Total current liabilities	2,319,790	2,027,983

Other long-term liabilities	247,222	445,024

Total liabilities	2,567,012	2,473,007

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 75,000,000 shares authorized;
48,307,025 and 39,999,984 shares issued and outstanding,
respectively	483,070	400,000
Additional paid-in capital	128,106,735	121,866,061
Accumulated deficit	(105,944,507)	(99,937,075)
Total stockholders’ equity	22,645,298	22,328,986

Total liabilities and stockholders’ equity	$25,212,310	$24,801,993

#End Table

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901